                     Exhibit 99.1

PTC Therapeutics Reports Positive Topline Results from Month 24 Interim Analysis of PIVOT-HD Extension Study of Votoplam

- Dose-dependent benefit on cUHDRS in Stage 2 participants compared to matched natural history cohort, with 52% slowing at 10 mg dose -

- Continued evidence of favorable safety profile -

- Novartis initiated global Phase 3 INVEST-HD study of votoplam -

- PTC will host a conference call to discuss results today, April 28, at 4:30 pm ET -

WARREN, N.J., April 28, 2026 - PTC Therapeutics, Inc. (NASDAQ: PTCT) today reported positive topline results from the 24-month interim analysis of the PIVOT-HD long-term extension study, with favorable dose-dependent effects on disease progression for Stage 2 Huntington’s disease (HD) patients following 24 months of votoplam treatment compared to an external natural history cohort.

“These results give us confidence in the potential for votoplam to deliver long-term meaningful effect on slowing Huntington’s disease progression," said Matthew B. Klein, M.D., Chief Executive Officer, PTC Therapeutics. “In particular, the evidence of dose-dependent slowing of progression on the cUHDRS disease rating scale in the Stage 2 study participants supports the Novartis-initiated Phase 3 INVEST-HD study. We look forward to continuing to review the data and aligning on potential regulatory interactions based on the results with our partner Novartis.”

The PIVOT-HD study was a 12-month placebo-controlled study of two dose levels of votoplam in participants with Stage 2 and Stage 3 HD. The study met the primary endpoint of blood Huntingtin (HTT) protein lowering at 12 weeks, with persistent dose-dependent lowering at Month 12. PIVOT-HD participants then enrolled in the PIVOT-HD extension study in which those originally randomized to receive 5 mg or 10 mg of votoplam remained on those dose levels. Participants initially randomized to receive placebo were randomized to receive 5 mg or 10 mg. All participants and investigators remain blinded to initial PIVOT-HD treatment assignment. The objectives of the long-term extension study are to assess the safety and efficacy of long-term votoplam treatment.

In the interim analysis following 24 months of votoplam treatment, there was evidence of dose-dependent benefit in slowing progression on the Composite Unified Huntington's Disease Rating Scale (cUHDRS) relative to a propensity weighted natural history cohort in Stage 2 participants, with 52% and 28% slowing for 10 mg and 5 mg participants, respectively. Signals of favorable treatment effects relative to natural history were recorded across the cUHDRS subscales for the 10 mg cohort. In addition, there were no treatment-related neurofilament light chain protein (NfL) increases and mean NfL levels remained below baseline at 24 months for both high and low dose cohorts – in contrast to the reported natural history that NfL levels increase over time in individuals with HD. In Stage 3 participants, potential signals of slowing of progression were observed at 24 months. Importantly, the safety data at Month 24 for both dose levels and both stages were consistent with the previously established evidence of favorable safety.

                     Exhibit 99.1

Novartis announced their initiation of the global Phase 3 INVEST-HD study on their First Quarter Earnings Call earlier today. This placebo-controlled study will enroll approximately 770 individuals with early-stage HD who will be randomized 3:2 to receive votoplam 10 mg or placebo. The primary endpoint will be the change from baseline up to month 36 in the cUHDRS. The INVEST-HD study is sponsored and funded by Novartis. Novartis and PTC will continue to review the data and discuss potential next steps including regulatory interactions.

Conference Call and Webcast Details:

PTC will hold a conference call at 4:30 pm ET today to discuss this news. The webcast conference call can be accessed on the Investors section of the PTC website at https://ir.ptcbio.com/events-presentations. To participate via phone, please register in advance here to receive dial-in details. A replay of the call will be available approximately two hours after completion of the call and will be archived on the company's website for 30 days following the call.

About PIVOT-HD

PIVOT-HD was designed as a 12-month placebo-controlled trial to assess pharmacodynamic effect and safety of votoplam at two dose levels, 5 mg and 10 mg, relative to placebo. Initially, the study included only Stage 2 patients. A Stage 3 cohort of similar size was subsequently added to help identify the best study population for future studies. The primary endpoints of PIVOT-HD were total blood Huntingtin (HTT) lowering at 12 weeks and safety events. Secondary endpoints included 12-month blood HTT levels, and other blood-and central nervous system (CNS) biomarkers as well as changes in Composite Unified Huntington's Disease Rating Scale (cUHDRS).

Following 12 months, patients were eligible to enroll in a long-term extension study in which all subjects would receive votoplam. Those originally randomized to 5 mg and 10 mg would continue at that dose level; those initially randomized to placebo would be randomized 1:1 to 5 mg or 10 mg. All subjects and investigators remain blinded to initial treatment assignment.

About Votoplam

Votoplam (formerly PTC518) is a small molecule splicing modifier that acts via a unique mechanism to promote the inclusion of a novel pseudoexon containing a premature termination codon, thus triggering Huntingtin (HTT) mRNA degradation and subsequent reduction in HTT protein levels. Votoplam was discovered from PTC's validated splicing platform, following the successful discovery and development of Evrysdi® (risdiplam) for spinal muscular atrophy (SMA). Votoplam was partnered with Novartis in December 2024. Following the completion of the PIVOT-HD clinical trial, Novartis assumed responsibility for votoplam's development, manufacturing and commercialization.

About Huntington's Disease
Huntington's disease (HD) is a fatal, hereditary, genetic disorder of the central nervous system.1 It is caused by a defective gene. This gene produces a protein, called Huntingtin (HTT), which is involved in the functioning of the nerve cells in the brain (neurons). When the gene is defective, it produces an abnormal (or mutated) HTT protein that is toxic and causes neuron damage and neuron death.2 HD usually presents in people who are in their 30s or 40s. Symptoms can present earlier in life, and this is called Juvenile HD.2,3 There are also cases of infantile HD, when symptoms develop in children who are younger than 10 years old.2 While symptoms vary from person to person, the disease primarily affects the brain and results in abnormal movements, difficulties with speech,

                     Exhibit 99.1

swallowing and walking, as well as a number of other symptoms including behavioral, cognitive and motor symptoms.4,5 While there are therapies approved for specific disease symptoms, currently, there is no cure for HD and there are no approved drugs that delay the onset or slow disease progression.

About PTC Therapeutics, Inc.
PTC is a global biopharmaceutical company dedicated to the discovery, development and commercialization of clinically differentiated medicines for children and adults living with rare disorders. PTC is advancing a robust and diversified pipeline of transformative medicines as part of its mission to provide access to best-in-class treatments for patients with unmet medical needs. The company's strategy is to leverage its scientific expertise and global commercial infrastructure to optimize value for patients and other stakeholders. To learn more about PTC, please visit www.ptcbio.com and follow us on LinkedIn, X, Instagram and Facebook.

For More Information:

Investors:
Ellen Cavaleri

+1 (615) 618-6228
ecavaleri@ptcbio.com

Media:
Jeanine Clemente
+1 (908) 912-9406
jclemente@ptcbio.com

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historic fact, are forward-looking statements, including statements with respect to the future expectations, plans and prospects for PTC, PTC's strategy, including with respect to the expected timing of clinical trials and studies, availability of data, regulatory submissions and responses, and other matters, future operations, future financial position, future revenues, projected costs; and the objectives of management. Other forward-looking statements may be identified by the words, "guidance", "plan," "anticipate," "believe," "estimate," "expect," "intend," "may," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions.

PTC's actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements it makes as a result of a variety of risks and uncertainties, including those related to: the outcome of pricing, coverage and reimbursement negotiations with third party payors for PTC's products or product candidates that PTC commercializes or may commercialize in the future; expectations with respect to PTC's license and collaboration agreement with Novartis Pharmaceuticals Corporation for votoplam for the treatment of Huntington’s disease including its right to receive development, regulatory and sales milestones, profit sharing and royalty payments from Novartis, the design and expected timing of clinical trials and studies, the availability of data, and regulatory submissions and responses, including potential accelerated approval;

                     Exhibit 99.1

significant business effects, including the effects of industry, market, economic, political or regulatory conditions; changes in tax and other laws, regulations, rates and policies; the eligible patient base and commercial potential of PTC's products and product candidates; PTC's scientific approach and general development progress; the sufficiency of PTC's cash resources and its ability to obtain adequate financing in the future for its foreseeable and unforeseeable operating expenses and capital expenditures; and the factors discussed in the "Risk Factors" section of PTC's most recent Annual Report on Form 10-K, as well as any updates to these risk factors filed from time to time in PTC's other filings with the SEC. You are urged to carefully consider all such factors.

As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that any product will receive or maintain regulatory approval in any territory or prove to be commercially successful.

The forward-looking statements contained herein represent PTC's views only as of the date of this press release and PTC does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.

References:

1.	World Health Organization, 2020. 8A01.10 Huntington disease. Available at: https://icd.who.int/browse10/2019/en#/G10. Accessed October 2021.
2.	Gatto EM, González Rojas N, Persi G, et al. Clin Parkinsonism Rel Disord 2020;3:100056.
3.	Tabrizi SJ, Flower MD, Ross CA, et al. Nat Rev Neurol 2020;16(10):529–546.
4.	Roos RAC. Orphanet J Rare Dis 2010; 5:40.
5.	Kirkwood SC, Su JL, Conneally P, et al. Arch Neurol 2001;58(2):273–278.